EXHIBIT 99

NEWS RELEASE

June 29, 2001

FOR IMMEDIATE RELEASE

For more information contact:
Danise Alano
Assistant Vice President, Marketing Director
(812) 353-7705


                    Monroe Bancorp Provides Shareholders with
                             Increased Cash Dividend


        BLOOMINGTON, IN - The Board of Directors of Monroe Bancorp, the local holding company of Monroe Bank, is pleased to announce the payment of a quarterly dividend of $0.11 per common share. This represents a 10% increase over the $0.10 per share dividend paid in the second quarter of 2000. The dividend will be paid June 29, 2001 to shareholders of record at the close of business on June 18, 2001.

        "Our increased dividend reflects our desire to pass on our success to our supporters, said Mark D. Bradford, President and Chief Executive Officer. "Our accomplishments wouldn't have been possible without the dedication of our employees and the support of our shareholders."

        Mr. Bradford said this second quarter has been an exciting time for the Company. "We have seen several long-planned strategies come into fruition, while we have also begun implementing new plans for expansion," he said.


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        The Bank plans to add new branches in Hendricks County, Indiana, immediately west of Indianapolis. The first branch is scheduled to open in Avon, Indiana in August. Two additional branches are planned to open by March 2002. The business efforts of these new locations will focus primarily on commercial banking services and large retail accounts.

        In April, the company received State approval to change the name of its bank from Monroe County Bank to Monroe Bank. On May 30, Monroe Bancorp common stock began trading on the Nasdaq National Stock Market under the symbol MROE.

        Mr. Bradford hopes that the both the name change and the Nasdaq listing will open the Bank to new markets and a new audience of investors. "Our new name still reflects our Monroe County heritage while no longer branding the bank as an outsider in markets beyond our home base. We look forward to bringing our products, services and community-minded approach to new markets, just as we look forward to telling our story to a national audience of institutional and private investors.

        "We believe that our 109 years of experience as a community bank combined with our aggressive initiatives to grow our business gives us quite a good story to tell," said Mr. Bradford.

        For the five months ended May 31, 2001, Monroe Bancorp's net income increased to $2,422,000, or $0.39 per share. This represents a 13.5% increase over the Company's net income and net income per share for the same period in 2000. In addition, the Company's total assets grew to $442,816,000 and net loans grew to $312,706,000, or 1.6% and 10.7%, respectively, over May 31, 2000 amounts.

        Monroe Bancorp is an independently owned holding company headquartered in Bloomington, Indiana, with Monroe Bank as its wholly owned subsidiary. Established in 1892, Monroe Bank offers a full range of financial, trust and investment services through banking centers located in Monroe, Lawrence and Jackson counties in Indiana. The Bank serves more than 19,000 retail and commercial customers.